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                    January 3, 2023

       Patrick McMahon
       Chief Executive Officer
       Public Company Management Corporation
       9340 Wilshire Boulevard, Suite 203
       Beverly Hills, CA 90212

                                                        Re: Public Company
Management Corporation
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 1, 2022
                                                            File No. 000-50098

       Dear Patrick McMahon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Ron Stauber